EXHIBIT 23.1
                              ORPHAN MEDICAL, INC.


                          CONSENT OF ERNST & YOUNG LLP


We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-29487 and 333-94759) pertaining to the Orphan Medical, Inc. 1994 Stock Option Plan and Employee Stock Purchase Plan, the Registration Statements on Form S-3 (Nos. 333-90651, 333-68701, 333-66651, 333-60197 and
333-51287) and in the related Prospectuses and the Registration Statement on Form S-3 pertaining to the registration of 1,365,000 shares of Common Stock filed March 29, 2000 and in the related Prospectus of our report dated February 4, 2000, (except Note 14, as to which the date is February 25, 2000) with respect to the financial statements and schedule of Orphan Medical, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1999.

                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
March 29, 2000